P.O. Box 25099  ▫  Richmond, VA 23260  ▫  Phone: (804) 359-9311  ▫  Fax: (804) 254-3584

PRESS RELEASE

CONTACT:	Karen M. L. Whelan		RELEASE:	Immediately
	Phone:	(804) 359-9311
	Fax:	(804) 254-3584
	Email:	investor@universalleaf.com

Universal Corporation Reports EU Court Decision
Richmond, VA, September 9, 2011 / PRNEWSWIRE

Universal Corporation (UVV:NYSE) (the “Company”) announced that  earlier today the General Court of the European Union (the “Court”) issued a decision rejecting the appeal of Deltafina, S.p.A,  its Italian subsidiary. That appeal related to the European Commission’s revocation of Deltafina’s immunity from a penalty of €30 million (about $41 million on September 9, 2011) assessed against Deltafina and the Company jointly for actions in connection with Deltafina’s purchase and processing of tobacco in the Italian raw tobacco market between 1995 and 2002.

The Company and Deltafina are reviewing the decision and will evaluate whether to file an appeal.  At this time, it is likely that the Company will accrue a charge for the fine and related interest in the quarter that will end on September 30, 2011.  That amount, as of September 9, 2011, is estimated at approximately $49 million at current market exchange rates.

George C. Freeman, III, the Company’s Chairman, President, and Chief Executive Officer, said today, “Today’s decision by the Court will have no impact on our tobacco operations in Europe or elsewhere.  We are surprised and disappointed by the Court’s decision.  We continue to assert that Deltafina kept the Commission fully informed of its actions and fulfilled the Commission’s requirements for maintaining its immunity.  The Commission benefited from Deltafina’s continued cooperation for two years, before notifying us in December 2004 of its intent to revoke Deltafina’s immunity.”

Headquartered in Richmond, Virginia, Universal Corporation is the leading global leaf tobacco merchant and processor and conducts business in more than 30 countries.  Its revenues for the fiscal year ended March 31, 2011, were $2.6 billion. For more information on Universal Corporation, visit its web site at www.universalcorp.com.

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